                                                                                                                                                                                                                                                                         Exhibit 99.1

HSW International Reports Increased Sharecare Value

HSW International Is a Co-Founder and Minority Owner of Sharecare

ATLANTA, June 16, 2011 -- HSW International, Inc. (Nasdaq:HSWI), a leading developer and operator of next-generation web publishing platforms combining traditional web publishing with social media, has been informed that Sharecare, Inc. has completed the sale of approximately 39,467 shares of preferred stock to an unrelated third party at a total value of $8,750,000.

HSW International, a founding partner of Sharecare, owns shares of common stock representing approximately 12% of Sharecare on a fully diluted basis following this sale of equity.  Based upon the value of Sharecare established with the above-mentioned sale of preferred equity, HSW International’s ownership position in Sharecare would be valued at approximately $28 million.  As previously disclosed, HSW International holds an option to increase its ownership in Sharecare to a total of approximately 13% on a fully diluted basis, which if exercised would result in its ownership position in Sharecare being valued at approximately $31 million.

Launched in 2010 and based in Atlanta, GA, Sharecare's mission is to greatly simplify the search for high-quality healthcare information and answer the world's questions of health.  Sharecare was co-founded by Discovery Communications, Dr. Mehmet Oz, Harpo Studios, HSW International, Jeff Arnold, and Sony Pictures Television.  HSW International provided the technology development services to help create a Web 3.0 platform for Sharecare featuring interactive question & answer based content.

About HSW International

HSW International, Inc. (Nasdaq:HSWI) is a leading developer and operator of next-generation web publishing platforms combining traditional web publishing with social media. The company’s Web 3.0 platform is revolutionizing the way people search and exchange information over the Internet. HSW International’s Web 3.0 platform powers Sharecare, which provides a simple, easy way for consumers to get high quality answers to the questions of health, provided by trusted experts. HSW International is a co-founder of Sharecare along with Dr. Mehmet Oz, Harpo Productions, Discovery Communications, Sony Pictures Television and Jeff Arnold, the founder of WebMD. HSW International is currently developing other content areas that lend themselves to the Web 3.0 platform. HSW International is also the exclusive licensee in China and Brazil for the publication of translated content from Discovery Communications’ HowStuffWorks.com. For more information visit the company’s website at www.hswinternational.com.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International's filings with the SEC, and include but are not limited to: our losses and potential need to raise capital; risks of Sharecare’s business and valuation, and illiquidity of HSWI’s ownership in Sharecare; successfully supporting the Sharecare platform; reliance on third parties such as our largest shareholder Discovery Communications, as well as Sharecare and its other founders and contributors; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries, especially China; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Investor Relations Contact:
Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com